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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Gray Communications Systems, Inc. of our report dated February 4, 2002 relating to the consolidated financial statements, which appears in the Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated February 4, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP



Atlanta, Georgia
July 16, 2002